Exhibit 10.3

THIRD AMENDMENT OF THE

CHS/COMMUNITY HEALTH SYSTEMS, INC. 401(k) PLAN

January 1, 2011

WHEREAS, CHS/Community Health Systems, Inc. (the “Company”) has previously established and currently maintains the CHS/Community Health Systems, Inc. 40l(k) Plan (the “Plan”); and

WHEREAS, the Company desires to amend the Plan to revise the provisions regarding the revocation of a beneficiary designation in connection with the divorce of a participant; and

WHEREAS, the Company has reserved the right to amend the Plan; and

WHEREAS, the Board of Directors has approved of the changes set forth in this Third Amendment.

NOW, THEREFORE, BE IT RESOLVED, that the Plan be and the same is hereby amended as follows:

1.	Effective January 1, 2011, Section 6.2(g) of the Plan will read as follows:

Revocation of spousal beneficiary designation following divorce. Notwithstanding anything in this Section to the contrary, if a Participant has designated the spouse as a Beneficiary and becomes divorced from the spouse, then the designation of the spouse shall be revoked only as provided in a subsequent beneficiary designation that is accepted by the Plan Administrator or as provided in a qualified domestic relations order with respect to the former spouse that is accepted by the Plan Administrator. Such revocation shall be effective as of the time the beneficiary designation or qualified domestic relations order is accepted by the Plan Administrator.

2.	Except as otherwise provided herein, the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, this Third Amendment of the Plan has been executed on the 19th day of December, 2011.

CHS/COMMUNITY HEALTH SYSTEMS, INC.

By:	/s/ Rachel A. Seifert
Rachel A. Seifert, Executive Vice President